SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MATTSON TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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47131 Bayside Drive

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2004

       The Annual Meeting of Stockholders of Technology, Inc. (the “Company”) will be held at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560 on May 19, 2004, at 10:00 a.m. local time for the following purposes:

1. To elect two (2) Class I directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

2. To approve the amendment and restatement of the Company’s 1994 Employee Stock Purchase Plan to renew the plan term by ten years with an expiration date of May 19, 2014 and to approve an increase in the number of shares reserved for issuance thereunder by 1,500,000 shares.

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ending December 31, 2004.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      Only stockholders of record at the close of business on March 25, 2004 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Newark Hilton at the address indicated above.

By Order of the Board of Directors,

LUDGER VIEFHUES,
Secretary

Fremont, California

April 13, 2004

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTING RIGHTS
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER MATTERS
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
COMPARISON OF STOCKHOLDER RETURN
COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1998 THROUGH DECEMBER 31, 2003 MATTSON, TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET AND NASDAQ ELECTRONIC COMPONENTS INDEX(1)
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PROPOSAL TWO RENEWAL OF PLAN TERM BY TEN YEARS AND APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER 1994 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
Appendix A
TO OUR SHAREHOLDERS:

Mattson Technology, Inc.

47131 Bayside Drive
Fremont, California 94538

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2004

GENERAL INFORMATION

      Your proxy in the enclosed form is solicited by the directors of Mattson Technology, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 19, 2004 at 10:00 a.m. local time (the “Meeting”), for the purposes set forth in the accompanying notice, and at any adjournment or postponement of that meeting. The date of this Proxy Statement is April 13, 2004, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to stockholders.

      The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each nominee and for each proposal.

      Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver soliciting materials to stockholders of record and beneficial owners and to assist the Company in collecting proxies from such persons. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $10,000. Except as described above, the Company does not intend to solicit proxies other than by mail. The Company will bear the costs of the solicitation of proxies for the Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

      Only holders of shares of common stock of record as of the close of business on March 25, 2004 are entitled to vote at the meeting. On the record date, there were issued and outstanding 49,770,689 shares of common stock. Each share of common stock is entitled to one vote on all matters to be voted upon.

      The presence, in person or by duly authorized proxy, of the holders of a majority of the voting shares of common stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Votes for and against, abstentions and broker non-votes (i.e. shares held by brokers or nominees which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular matter) will be counted as present in determining whether a quorum is present at the Meeting. Under rules governing brokers who are voting with respect to shares held in Street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors. Non-routine matters include amendments to equity compensation plans, including amendments to increase the share reserve under such plans.

      Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 15, 2004 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock, (ii) each director, (iii) each executive officer named in the Executive Compensation Table below and (iv) all directors and executive officers as a group. To the Company’s knowledge and except as otherwise indicated below, and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 49,770,689 shares of common stock outstanding as of March 15, 2004. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 15, 2004 are deemed outstanding for the purpose of computing the shares owned and percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Entries denoted by an asterisk represent an amount less than 1%.

	Amount and		Percent of
	Nature Of		Common
	Beneficial		Stock
Name of Beneficial Owner(1)	Ownership		Outstanding

STEAG Electronic Systems AG	8,861,144	(1)	17.8%
Ruettenscheider Strasse 1-3, 45128
Essen, Germany
State of Wisconsin Investment Board	6,356,900	(2)	12.8%
P.O. Box 7842
Madison, WI 53707
Dr. Jochen Melchior(3)	34,187	(4)	*
Dr. Hans-Georg Betz	31,791	(5)	*
Kenneth Kannappan	49,082	(6)	*
Shigeru Nakayama	69,436	(7)	*
Kenneth G. Smith	82,707	(8)	*
William Turner	12,000	(9)	*
David Dutton	329,789	(10)	*
Robert B. MacKnight	221,896	(11)	*
Ludger H. Viefhues	222,156	(12)	*
Directors and executive officers as a group (9 persons)	1,053,044	(13)	2.1%

*	Less than 1%.

(1)	According to Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on February 13, 2004 by STEAG Electronic Systems AG (“SES”), SES directly beneficially owns 8,861,144 shares of the Company’s common stock. STEAG AG (“STEAG”) owns all of the capital stock of SES, and RAG Aktiengesellschaft (“RAG”) owns all of the capital stock of STEAG. As a result, STEAG and RAG are each the indirect beneficial owner of the shares of the Company held directly by SES, and each has sole voting and dispositive power with respect to such shares.

(2)	According to Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2004 by State of Wisconsin Investment Board (“SWIB”), SWIB directly beneficially owns 6,356,900 shares of the Company’s common stock.

(3)	Dr. Melchior is Chief Executive Officer and Chairman of the Management Board of STEAG AG and Chairman of the Supervisory Board of SES. Accordingly, he may be deemed to share voting power or investment power with respect to the 8,861,144 shares held by SES. He disclaims beneficial ownership of these shares.

(4)	Consists of 34,187 shares subject to options exercisable within 60 days of March 15, 2004.

(5)	Consists of 31,791 shares subject to options exercisable within 60 days of March 15, 2004.

(6)	Includes 47,082 shares subject to options exercisable within 60 days of March 15, 2004.

(7)	Consists of 69,436 shares subject to options exercisable within 60 days of March 15, 2004.

(8)	Consists of 82,707 shares subject to options exercisable within 60 days of March 15, 2004.

(9)	Consists of 12,000 shares subject to options exercisable within 60 days of March 15, 2004.

(10)	Includes 326,536 shares subject to options exercisable within 60 days of March 15, 2004.

(11)	Includes 220,896 shares subject to options exercisable within 60 days of March 15, 2004.

(12)	Includes 216,656 shares subject to options exercisable within 60 days of March 15, 2004.

(13)	Includes 1,041,291 shares subject to options exercisable within 60 days of March 15, 2004.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Company has a classified Board of Directors consisting of two Class I directors (William Turner and Kenneth Kannappan), three Class II directors (Dr. Hans-Georg Betz, David Dutton and Kenneth G. Smith) and two Class III directors (Dr. Jochen Melchior and Shigeru Nakayama). Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2004, 2005, and 2006, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting date.

      The term of the Class I directors will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board of Directors at the Meeting. Management’s nominees for election by the stockholders to those two positions are the current Class I members of the Board of Directors, Kenneth Kannappan and William Turner. Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the management nominees. In the event that either Mr. Kannappan or Mr. Turner becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment.

Vote Required and Recommendation of the Board of Directors

      If a quorum is present and voting at the Annual Meeting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote.

The Board unanimously recommends a vote FOR the nominees listed herein.

      The following table sets forth, for our current directors, including the Class I nominees to be elected at this meeting, information with respect to their ages and background.

			Director
Name	Age		Since

Class I directors whose terms expire at the 2004 Annual Meeting of Stockholders:
Nominees for reelection at the Annual Meeting:
Kenneth Kannappan	44	Director	July 1998
William Turner	48	Director	November 2002
Class II directors whose terms expire at the 2005 Annual Meeting of Stockholders:
Dr. Hans-Georg Betz	58	Director	January 2001
David Dutton	43	Director	December 2001
Kenneth G. Smith	54	Director	August 1994
Class III directors whose terms expire at the 2006 Annual Meeting of Stockholders:
Dr. Jochen Melchior	61	Director (Chairman)	January 2001
Shigeru Nakayama	69	Director	May 1996

      Dr. Jochen Melchior has served as a director and Chairman since January 2001. Dr. Melchior has served as a member of the Management Board of STEAG AG since June 1987 and Chairman of the Management Board and Chief Executive Officer of STEAG AG since November 1995. Since November 1995, Dr. Melchior has also served as Chairman of the Supervisory Board of STEAG Electronic Systems AG. Dr. Melchior also currently serves as a member of the Supervisory Boards of Nationalbank AG, RAG Saarberg AG, Universitaetsklinikum Essen, AXA Service AG and West STEAG Partners GmbH. He serves as Chairman of the Supervisory Boards of STEAG HamaTech AG and STEAG Walsum Immobilien AG.

      Shigeru Nakayama has served as a director since May 1996. Since 1996, Mr. Nakayama has been a business consultant to Semiconductor Equipment and Materials International, an international association of semiconductor equipment manufacturers and materials suppliers. From 1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International.

      William Turner has served as a director since November 2002. Mr. Turner also serves as Chairman of the Company’s Audit Committee. From 1983 to 1997, Mr. Turner was employed by KLA-Tencor Corporation (“KLA”). Mr. Turner was the Vice President, Finance of KLA from 1996 to 1997, and was the Corporate Controller of KLA from 1989 to 1996. Mr. Turner has recently been active as an investor in private high-tech start-up companies.

      Kenneth Kannappan has served as a director since July 1998. Mr. Kannappan has served as the President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, since March 1998. From 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. From 1991 to 1995, Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan currently serves as a member of the board of directors of Plantronics, Inc. and Integrated Device Technology, Inc.

      Dr. Hans-Georg Betz has served as a director since January 2001. Dr. Betz has served as Chief Executive Officer of West STEAG Partners since August 2001. Dr. Betz served as Chairman of the Management Board and Chief Executive Officer of STEAG Electronic Systems AG from January 1996 to July 2001 and as a member of the Management Board of STEAG Electronic Systems AG from October 1992 to July 2001. Dr. Betz served as a member of the Management Board of STEAG AG from January 1997 to July 2001. Dr. Betz also currently serves as Chairman of the Supervisory Board of STEAG MicroParts, as a member of the Advisory Board of STEAG AG and Fraunhofer-Verbund Mikroelektronik, and as a director of STEAG HamaTech AG, GuideTech, Inc., Photodigm, Inc., Lambda Crossing, Tevet, InfoCyclone, and Envara.

      David Dutton has served as a director since December 2001. Mr. Dutton has served as the Company’s Chief Executive Officer and President since October 2001. Prior to being elected Chief Executive Officer and President, Mr. Dutton had served as the President of the Company’s Plasma Products Division. Mr. Dutton joined the Company in 1994 as General Manager in the Strip/ Plasma Etch division. From 1998 to 2000, Mr. Dutton served as Executive Vice President and Chief Operating Officer of the Company. From 1993 to 1994, Mr. Dutton was Engineering Manager for Thin Films Processing at Maxim Integrated Products, Inc. From 1984 to 1993, Mr. Dutton served as an engineer and then manager in plasma etch processing and yield enhancement at Intel Corp.

      Kenneth G. Smith has served as a director since August 1994. Mr. Smith was President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer, from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer.

Board Meetings and Committees

      During the fiscal year ended December 31, 2003, the Board of Directors held six meetings. During 2003, each director attended at least 75% of the meetings of the Board and of each of the Committees on which he served. The Board of Directors has determined that Messrs. Betz, Kannappan, Melchior, Nakayama, Smith and Turner are each an independent director for purposes of the applicable NASDAQ listing standards. The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and Nominating Committee.

      For a description of the principal functions of the Audit Committee, see “Report of the Audit Committee.” During fiscal 2003, the Audit Committee consisted of Mr. Turner, Mr. Smith, Mr. Kannappan and Dr. Betz. The Audit Committee held seven meetings during fiscal 2003.

      The principal functions of the Compensation Committee are to set the salary and bonus earned by the Chief Executive Officer and other executive officers of the Company, to establish the compensation of directors for service on the Board and Board Committees of the Company, to oversee the administration of the Company’s stock option and stock purchase plans, and to perform such other duties regarding compensation for employees, consultants and directors as the Board may delegate from time to time. See “Report of the Compensation Committee on Executive Compensation.” During fiscal 2003, the Compensation Committee consisted of Mr. Smith, Mr. Kannappan and Dr. Betz, each of whom is independent for purposes of the NASDAQ listing standards. The Compensation Committee held one meeting during fiscal 2003.

      The function of the Nominating Committee is to consider qualified candidates for appointment and nomination for election to the Board of Directors and to make recommendations to the Board concerning such candidates. During fiscal 2002, the Nominating Committee consisted of Dr. Betz, Mr. Nakayama, and Mr. Smith. Each of the members of the Nominating Committee is independent for purposes of the NASDAQ listing standards. The Committee did not meet during fiscal 2003. The Nominating Committee does not currently have a written charter.

Compensation of Directors

      Non-employee directors are paid $7,000 per Board of Directors meeting attended. The Chairman of the Board is paid $10,000 per meeting attended. The Company also reimburses its outside directors for travel expenses and other out-of-pocket expenses associated with attending meetings. Non-employee directors are paid $1,000 or, in the case of the Chairman, $2,000, per meeting of each committee of the Board attended.

      The Company’s Amended and Restated 1989 Stock Option Plan (the “Stock Option Plan”) provides for the automatic grant of options to the Company’s non-employee directors. Currently, each non-employee director is granted an initial option to purchase 30,000 shares on the date of appointment or election to the Board. In addition, each non-employee director of the Company who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders is granted an option to purchase an additional 15,000 shares or, in the case of the Chairman, an option to purchase an additional 20,000 shares, on the date of each Annual Meeting of Stockholders. For 2003, the Compensation Committee approved the grant of an additional option for 2,000 shares to each member of the Audit Committee who attended at least 75% of the Audit Committee meetings during 2003. The grant date for these options will be the date of the Annual Meeting of Stockholders.

Policy and Procedure for Director Nomination

      When there is a vacancy on the Board of Directors, the Nominating Committee is responsible for evaluating candidates to fill such vacancy. The Nominating Committee is responsible for reviewing the qualifications, independence and skill of all candidates for election to the Board of Directors. The Nominating Committee does not currently have a formalized policy with regard to the assessment of director candidates. The Nominating Committee intends to consider adopting such a policy.

      The Nominating Committee will consider director candidates recommended by stockholders of the Company, based on the same criteria that would apply to candidates identified by a Committee member. There are no specific, minimum qualifications that have been formulated by the Nominating Committee that must be met by a Nominating Committee-recommended nominee. The Nominating Committee believes that it is desirable for a majority of the Company’s directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

      Any stockholder who wishes to recommend a candidate for nomination as a director should submit the recommendation in writing to the Company at its principal executive offices, to the attention of the Nominating Committee, not later than 120 calendar days before the one year anniversary of the Company’s mailing of its prior year’s Proxy Statement to stockholders. A stockholder recommending a person as a director candidate may be requested by the Nominating Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Stockholder Communications with the Directors

      Any stockholder wishing to communicate with the full Board of Directors or any individual directors regarding the Company may write to the director, c/o Ludger Viefhues, Secretary, Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, M/ S 2064, Santa Clara, California 94538. Communications from stockholders to one or more directors will be collected and organized by the Company’s Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. The Corporate Secretary may, in his or her discretion, not forward correspondence if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

Director Attendance at Annual Stockholder Meeting

      The Company typically schedules a Board meeting in conjunction with the Annual Stockholder Meeting. The Company expects, but does not require, that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all seven members of the Board of Directors attended the Annual Meeting.

Voting Arrangements

      In connection with the business combination in which the Company acquired the semiconductor equipment division of STEAG Electronic Systems AG (“SES”), the Company entered into a Stockholder Agreement with SES and Brad Mattson, the founder and former Chief Executive Officer of the Company, that provided, among other things, for the appointment of two persons designated by SES to join the Company’s Board of Directors. Dr. Jochen Melchior and Dr. Hans Georg-Betz were designated by SES and were appointed as directors effective January 1, 2001. The Stockholder Agreement also provided that the

Company would cause each of Dr. Melchior and Dr. Betz, or successors designated by SES, to be nominated for election as directors at each Annual Meeting of the Company’s stockholders at which their terms as directors will expire. SES sold approximately 4.1 million shares of Company common stock as part of a registered public offering that closed on February 17, 2004, after which SES’ beneficial ownership constituted less than 20% of the outstanding shares. As a result, all rights and obligations of the parties to the Stockholder Agreement terminated, except for the right of SES to include its shares of Company common stock in a registration of common stock effected by Mattson under the Securities Act of 1933 and to request registration of its shares of Company common stock.

Code of Ethics

      The Board of Directors of the Company has approved a Code of Ethics and Business Conduct that applies to all employees, including the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller. A copy of the Code of Ethics and Business Conduct can be found posted on the Company’s website (www.mattson.com). To the extent permitted, the Company intends to disclose any future amendments to its Code of Ethics and Business Conduct by posting the changed version on the same website.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

      The following table presents information for the fiscal years ended December 31, 2001, 2002, and 2003 regarding the compensation paid to the Company’s Chief Executive Officer and each of the most highly compensated executive officers who were paid over $100,000 in the most recent fiscal year.

				Long Term
		Annual		Compensation
		Compensation		Awards/
				Securities	All Other
	Fiscal		Bonus	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	Options (#)	($)

David Dutton(2)	2003	340,000	—	89,088	—
Chief Executive Officer and President	2002	403,794	—	105,466	—
	2001	300,756	—	240,000	—
Robert MacKnight(3)	2003	289,000	—	66,923	513
Chief Operating Officer	2002	309,619	—	94,372	—
	2001	79,094	—	250,000	—
Ludger Viefhues	2003	272,000	—	66,575	—
Chief Financial Officer, Executive	2002	299,284	—	34,372	—
Vice President, Finance and Secretary	2001	299,058	—	250,000	—

(1)	Bonuses are based on performance or achievement of goals and accrued for the fiscal year indicated, but are paid after fiscal year end. See “Report of the Compensation Committee on Executive Compensation.” No bonuses were paid for the last three fiscal years.

(2)	Mr. Dutton became Chief Executive Officer in October 2001 and previously held positions as Executive Vice President and President, Plasma Division.

(3)	Mr. MacKnight joined the Company in September 2001.

Stock Options Granted During Fiscal 2003

      The following table provides the specified information concerning grants of options to purchase the Company’s common stock made during the fiscal year ended December 31, 2003, to the persons named in the Executive Compensation Table.

	Individual Grants in Fiscal 2003				Potential Realizable
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term(5)
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal 2003(2)	($/share)(3)	Date(4)	5%	10%

David Dutton	6,383	0.47%	$2.35	1/15/13	$9,000	$24,000
	80,000	5.90%	$2.23	4/10/13	$112,000	$284,000
	1,705	0.13%	$8.80	9/09/13	$9,000	$24,000
	1,000	0.07%	$12.29	12/29/13	$8,000	$20,000
Robert MacKnight	4,474	0.33%	$2.85	1/14/13	$8,000	$20,000
	60,000	4.43%	$2.23	4/10/13	$84,000	$213,000
	1,449	0.11%	$8.80	9/09/13	$8,000	$20,000
	1,000	0.07%	$12.29	12/29/13	$8,000	$20,000
Ludger Viefhues	4,211	0.31%	$2.85	1/14/13	$8,000	$19,000
	60,000	4.43%	$2.23	4/10/13	$84,000	$213,000
	1,364	0.10%	$8.80	9/09/13	$8,000	$19,000
	1,000	0.07%	$12.29	12/29/13	$8,000	$20,000

(1)	Options granted in fiscal year 2003 to executive officers were granted under the Company’s 1989 Stock Option Plan, have ten-year terms and, except as set forth below, vest over a period of four years at a rate of 25% after one year and 1/48th each month thereafter, conditioned upon continued employment with the Company.

(2)	The Company granted an aggregate of 1,355,444 options during the fiscal year ended December 31, 2003.

(3)	All options were granted at fair market value on the date of grant, representing the closing sale price of the Company’s common stock as quoted on the NASDAQ National Market on the date of grant.

(4)	The options in this table may terminate before their expiration upon the termination of the optionee’s status as an employee or consultant or upon the optionee’s disability or death.

(5)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option and there can be no assurance that the potential realizable values shown in this table will be achieved. One share of stock purchased at $12.29 in fiscal 2003 would yield profits of approximately $7.73 per share at 5% appreciation over ten years, or approximately $19.59 per share at 10% appreciation over the same period. One share of stock purchased at $8.80 in fiscal 2003 would yield profits of approximately $5.53 per share at 5% appreciation over ten years, or approximately $14.02 per share at 10% appreciation over the same period. One share of stock purchased at $2.85 in fiscal 2003 would yield profits of approximately $1.79 per share at 5% appreciation over ten years, or approximately $4.54 per share at 10% appreciation over the same period. One share of stock purchased at $2.23 in fiscal 2003 would yield profits of approximately $1.40 per share at 5% appreciation over ten years, or approximately $3.55 per share at 10% appreciation over the same period.

Option Exercises in last Fiscal Year and Fiscal 2003 Year-End Option Values

      The following table provides the specified information concerning exercises of options to purchase the Company’s common stock in the fiscal year ended December 31, 2003, and unexercised options held as of December 31, 2003, by the persons named in the Executive Compensation Table above. There were no exercises of options by any of the officers named in the Executive Compensation Table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003(3)
	Acquired on	Value
Name	Exercise	Realized	Vested(1)	Unvested(2)	Vested(4)	Unvested

David Dutton	—	—	268,383	271,071	$1,133,450	$1,821,166
Robert MacKnight	—	—	170,311	240,984	$797,977	$1,526,113
Ludger Viefhues	—	—	169,684	181,263	$499,863	$1,145,285

(1)	Represents shares which are immediately exercisable and/or vested. Options granted under the 1989 Stock Option Plan generally vest and become exercisable over a period of four years at a rate of 25% after one year and 1/48th each month thereafter.

(2)	Represents shares which are unvested and not exercisable.

(3)	Market value of underlying securities is based on the closing price of the Company’s common stock on December 31, 2003 (the last trading day of the 2003 fiscal year), which was $12.10 per share as reported on the NASDAQ National Market.

(4)	Represents value related to shares that are immediately exercisable and/or vested.

      Shares Acquired on Exercise includes all shares underlying the option, or portion of the option, exercised without deducting shares withheld to satisfy tax obligations, sold to pay the exercise price or otherwise disposed of. Value Realized is calculated by multiplying the difference between the market value, deemed to be the closing market price of the Company’s common stock on the NASDAQ National Market, and exercise price when exercised by the number of shares acquired upon exercise. The value of any payment by the Company for the exercise price or related taxes is not included. Value of Unexercised In-the-Money Options at Fiscal Year End is calculated by multiplying the difference between the market value and exercise price at fiscal year end by the number of options held at fiscal year end.

Equity Compensation Plan Information

      The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2003, including the Amended and Restated 1989 Stock Option Plan, and the 1994 Employee Stock Purchase Plan, but excluding the option agreements assumed by the Company in connection with the acquisition of CFM Technologies, Inc. (“CFM”).

	(a)		(c)
	Number of		Number of securities
	securities to be	(b)	remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants,	options, warrants,	securities reflected in
Plan Category(1)	and rights	and rights	column (a))

Equity compensation plans approved by security holders(2)	4,660,093	$8.03	5,864,631 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	4,660,093		5,864,631

(1)	The information presented in this table excludes options assumed by the Company in connection with acquisitions of other companies. As of December 31, 2003, 744,219 shares of the Company’s Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $23.24 per share.

(2)	Represents shares of the Company’s Common Stock issuable pursuant to the Company’s Amended and Restated 1989 Stock Option Plan, and 1994 Employee Stock Purchase Plan. Note that column (a) does not include Employee Stock Purchase Plan shares.

(3)	Includes 1,700,000 Employee Stock Purchase Plan shares.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      The Company has entered into a Severance and Executive Change of Control Agreement with Mr. Dutton, the Company’s President and Chief Executive Officer, and has entered into an Executive Change of Control Agreement with its two other current executive officers, Mr. MacKnight and Mr. Viefhues (collectively, these agreements are the “Severance Agreements”). Each Severance Agreement provides that severance benefits become payable to the executive in the event that, within 12 months following a “Change of Control” of the Company (described below), the executive is terminated by the Company without good cause. In that event, upon signing a general release, the executive is entitled to receive continuing payment of his then-current base salary and continued coverage under the Company’s medical and dental plan, for a severance period of 12 months for the Chief Executive Officer, and 9 months for the other executive officers. The Chief Executive Officer is entitled to this same severance benefit in the event his employment is terminated by the Company without good cause, in the absence of a Change of Control.

      In the event that, within 12 months following a Change of Control of the Company, any of these executive officers terminates his employment with the Company for “good reason” (defined to include a significant reduction in the executive’s base salary, the assignment of duties which reflect a material adverse change in his responsibility or status, and transfer of his place of employment by 50 miles or more), and gives 30 days written notice of termination to the Company, then, upon signing a general release, the executive is entitled to receive continuing payment of his then-current base salary and continued coverage under the Company’s medical and dental plan, for a severance period of 24 months for the Chief Executive Officer (limited to 18 months for continuation of medical and dental benefits), and 18 months for the other executive officers.

      In addition, the Severance Agreements provide for accelerated vesting of all of the executive’s unvested stock options following a Change of Control in the event of a termination that triggers severance benefits. If any part of the benefits under a Severance Agreement is determined by the Company’s accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, then at the executive’s option, the payment will be reduced to the minimum extent necessary to have no excess parachute payment. “Change of Control” is defined in the Severance Agreements as an acquisition by any person of beneficial ownership of 50% or more of the Company’s voting stock, certain mergers or other business combinations involving the Company, the sale, exchange or transfer of all or substantially all of the assets of the Company, or a liquidation or dissolution of the Company.

      Pursuant to the Company’s Amended and Restated 1989 Stock Option Plan, in the event that a change in control of the Company, as defined therein, occurs and the acquiring corporation does not assume or substitute new options for outstanding options granted under the 1989 Plan, any unexercised and unvested portions of the outstanding options will become immediately exercisable and vested in full as of the date ten days prior to the date of the change in control. Any option or portion thereof that is neither assumed or substituted with new options by the acquiring corporation nor exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control.

      Pursuant to the Company’s 1994 Employee Stock Purchase Plan, as amended, in the event of a proposed sale of all or substantially all of the Company’s assets, or a merger or consolidation of the Company, then in the sole discretion of the plan administrator, (i) each purchase option granted under the 1994 Plan shall be assumed or an equivalent purchase option shall be substituted by the successor corporation, (ii) all outstanding purchase options shall be deemed exercisable on a date set by the administrator that is on or before the date of consummation of such merger, consolidation or sale or (iii) all outstanding purchase options shall terminate and the accumulated payroll deductions shall be returned to the participants.

Compensation Committee Interlocks and Insider Participation

      No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company.

Certain Relationships and Related Transactions

      Effective as of October 15, 2001, Brad Mattson resigned as the Company’s Chief Executive Officer. Pursuant to a Transition Agreement by and between Mr. Mattson and the Company, dated as of December 13, 2001, Mr. Mattson continued to work for the Company as a part time employee until October 2003, assisting on strategic issues, for a term of two years from the date of his resignation. Mr. Mattson was paid $450,000 per year for his services. Mr. Mattson served on the Company’s Board of Directors until November 2002. The Transition Agreement also provided that, during the term of the Transition Agreement, Mr. Mattson would vote his shares of the Company’s common stock in the manner recommended by a majority of the Board of Directors, provided that he shall have no obligation to vote for any proposal that adversely affects his rights as a stockholder in a manner materially adverse to the impact on other stockholders. In addition, Mr. Mattson agreed that, during the term of the Transition Agreement, he would not compete with the Company’s business.

      At December 31, 2003, the Company had $576,000 of principal and accrued interest outstanding from Brad Mattson under loans issued in 2002. The principal balance of $500,000 outstanding at December 31, 2003 was fully repaid by Mr. Mattson on January 7, 2004. At March 15, 2004, the accrued interest of $76,000 remains outstanding after the payment received on January 7, 2004. The principal amount of all loans has been fully repaid by Mr. Mattson. Mr. Mattson resigned as an officer of the Company in October 2001 and resigned as a director in November 2002.

      On February 17, 2004, Steag Electronic Systems AG (“SES”) SES sold approximately 4.3 million shares of the Company’s common stock in an underwritten public offering at $11.50 per share. Following that sale, SES continued to hold approximately 8.9 million shares of common stock of the Company, or 17.8% of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten-percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that during fiscal 2003, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements

COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return of the Company’s common stock with the cumulative total return of the NASDAQ Stock Market Index — US and the NASDAQ Electronic Components Index for the period commencing December 31, 1998 and ending December 31, 2003.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1998

THROUGH DECEMBER 31, 2003
MATTSON, TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET
AND NASDAQ ELECTRONIC COMPONENTS INDEX(1)

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

MATTSON TECHNOLOGY, INC	100.00	296.22	178.39	152.39	49.47	209.30
NASDAQ STOCK MARKET (U.S.)	100.00	192.96	128.98	67.61	62.17	87.61
NASDAQ ELECTRONIC COMPONENTS	100.00	173.01	134.65	106.27	51.78	100.77

(1)	Assumes that $100.00 was invested in the Company’s common stock and in each index at market closing prices on December 31, 1998, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. The Audit Committee is also responsible for the selection of the Company’s independent auditors, and approves all professional services performed by the independent auditors. The Audit Committee is composed of four independent, non-employee directors and operates under a written charter adopted and approved by the Board of Directors. (The charter for the Audit Committee is included as Appendix A to this Proxy Statement.) The members of the Audit Committee during fiscal 2003, and currently, are William Turner (Chairman), Kenneth Kannappan, Dr. Hans-Georg Betz and Kenneth Smith. Each of the members of the Audit Committee are independent for purposes of the NASDAQ listing standards as they apply to audit committee members. The Board has determined that William Turner is an “audit committee financial expert” as defined by SEC rules.

      Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes; as well as to review the independent audit plan and the reports of the independent auditors. We rely on the information provided to us and on the representations made by management and the independent auditors.

      In this context, we held seven meetings during fiscal year 2003. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the company’s independent auditors. PricewaterhouseCoopers LLP (“PwC”) performed the audit of the Company’s financial statement for 2003 as its independent accountants, and has been selected by the Audit Committee to perform the audit for 2004 (also see the discussion under “Change in Accountants” on the next page). We discussed with the Company’s management and PwC the overall scope of and plan for the 2003 audit, before it was performed by PwC. We met with PwC to discuss the results of their examination.

      We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2003 with management and PwC, contained in the Annual Report on Form 10-K for the year ended December 31, 2003.

      We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

      The Company’s independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering PwC’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, and pre-approved the fees paid to the independent auditors for audit and non-audit services.

      Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE

William Turner
Kenneth Kannappan
Kenneth Smith
Hans-Georg Betz

April 13, 2004

Audit and Related Fees

      The following table presents fees paid by the Company for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ended December 31, 2003 and by PwC and Arthur Andersen LLP (“Andersen”) for the fiscal year ended December 31, 2002.

	Fiscal 2003 Fees	Fiscal 2002 Fees

	PwC	Total	PwC	Andersen

Audit Fees	$876,000	$1,019,500	$856,000	$163,500
Audit-Related Fees	240,000	39,000	—	39,000
Tax Fees	40,000	396,000	247,000	149,000
All Other Fees	1,000	323,500	227,000	96,500

Total Fees	$1,157,000	$1,778,000	$1,330,000	$448,000

      Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, and review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

      Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

      Tax Fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

      All Other Fees were for services other than the services reported above.

      The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC. All of the services reflected in the table were pre-approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the next regularly scheduled meeting.

Change in Accountants

      On May 21, 2002 the Company dismissed Arthur Andersen LLP (“Andersen”) as its independent accountants. Andersen had served as the independent auditors of the Company since November 1, 1999. The reports of Andersen on the financial statements of the Company for each of the two fiscal years preceding to their dismissal contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the Company’s Audit Committee.

      During the Company’s two most recent fiscal years preceding the dismissal of Anderson, the Company had no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference thereto in its report on the financial statements of the Company for such periods. During the Company’s two most recent fiscal years preceding the dismissal of Anderson, the Company has had no reportable events under Item 304(a)(1)(v)(B), (C) or (D) of Regulation S-K. With reference to Item 304(a)(1)(v)(A), in its Memorandum on Internal Control in connection with the audit of the Company’s financial statements for 2001, Andersen noted four conditions that it considered to be reportable events. In particular, Andersen suggested that the Company needed to (i) better document the job descriptions, procedure manuals, and reporting lines within the finance organization, (ii) improve and formalize monitoring procedures regarding controller or management level review of entries posted by the staff, (iii) improve and automate procedures for month-end closings, and (iv) improve policies and procedures for tracking inventory balances. Company management did not disagree with the suggestions made by Andersen. The Company believes it has subsequently implemented corrective measures. The Audit Committee of the Board of Directors discussed these matters with Andersen, and the Company authorized Andersen to respond fully to any inquiries by PricewaterhouseCoopers LLP concerning these matters.

      The Company engaged PricewaterhouseCoopers LLP (“PwC”) as its new independent accountants as of May 23, 2002. During the two most recent fiscal years and through the date of their engagement by the Company, the Company did not consult with PwC regarding issues of the type described in Item 304(a)(2) of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee recommends to the Company’s Board of Directors compensation of Company directors and officers and oversees the administration of the Company’s Option Plan.

Compensation Philosophy

      In structuring the Company’s compensation programs, the Compensation Committee’s goals are to align compensation with the Company’s business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Compensation Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company’s compensation programs include a mix of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

      In addressing compensation issues, the Committee is influenced by several factors which arise from the Company’s current position and industry. The Company competes against many companies that are substantially larger than the Company and sells primarily to very large customers. The Company must be in a position to attract and maintain a management team with sufficient experience and credibility with customers to compete. Moreover, the Company has grown in size and complexity, and the Company must have a management team which has the ability to address that growth and successfully manage a much larger business. The Company also is involved in a highly cyclical industry that can experience significant slowdowns, as it currently is, and declines in financial performance and stock price which are not related to the performance of management.

      Base Salary. The Compensation Committee reviews annually each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

      Bonus. The Company’s bonus plan provides for bonuses to be awarded to key employees based on specific goals achieved by the Company and the relative level of achievement of goals by the key employees. The bonus plan is designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. For 2003, the Company’s performance objectives focused on performance relative to plan in operating profit. No bonuses under the Plan were paid out for 2003.

      Options. The purpose of the Company’s Option Plan is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four-year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

      Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under the Company’s stock option plan would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. In addition, no employee may receive in any fiscal year options to purchase in excess of 500,000 shares. The Compensation Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as “performance-based compensation,” namely achievement of corporate goals and individual objectives. The Compensation Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Chief Executive Officer Compensation

      The Compensation Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Chief Executive Officer. The Chief Executive Officer’s salary is determined based on comparisons with competitive companies as described above. In awarding stock options, the Committee considers the Chief Executive Officer’s performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted.

Conclusion

      As a significant portion of the Company’s compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.

COMPENSATION COMMITTEE

Hans-Georg Betz
Kenneth Kannappan
Kenneth G. Smith

April 13, 2004

PROPOSAL TWO

RENEWAL OF PLAN TERM BY TEN YEARS AND

APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER
1994 EMPLOYEE STOCK PURCHASE PLAN

General

      In August 1994, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (the “Purchase Plan”) which was then approved by the stockholders with an expiration date of August 31, 2004. The Purchase Plan provides a means by which employees may purchase common stock of the Company through payroll deductions. Over the years the Purchase Plan has been in effect, the share reserve has been increased several times. To enable the Company to continue to provide long-term equity incentives, the Board of Directors has amended and restated the Purchase Plan, subject to stockholder approval, to renew the term of the Purchase Plan by an additional 10 years, with an expiration date of May 19, 2014, and to increase the maximum number of shares that may be issued under the Purchase Plan by 1,500,000 shares to a total of 6,175,000.

Description of Plan, as amended

      The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

      General. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an “Offering Period”) an option to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (an “Option”) determined on the first day of the Offering Period. The Option is automatically exercised on the last day of each six-month purchase period during the Offering Period unless the participant has withdrawn from participation prior to such date. The Offering Periods have generally lasted 24 months, but the Committee will determine the length of each Offering Period and may vary the duration of a purchase period, provided that no Offering Period may exceed 27 months in duration. As of March 15, 2004, no grant of purchase rights conditioned on stockholder approval of an increase in the share reserve under the Purchase Plan had been made to any employee. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable.

      Shares Subject to Plan. Currently, a maximum of 4,675,000 shares of the Company’s common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, recapitalization, combination, or similar change in the Company’s capital structure or in the event of any merger, sale of assets, or other reorganization of the Company. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 1,500,000 shares the maximum number of shares of common stock issuable thereunder to an aggregate of 6,175,000 shares.

      Administration. The Purchase Plan is administered by the Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”). Subject to the provisions of the Purchase Plan, the Committee determines the terms and conditions of Options granted under the plan. The Committee will interpret the Purchase Plan and Options granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any Options.

      Eligibility. Any employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an Offering Period under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the Company is entitled to participate in the Purchase Plan. Based upon the number of employees as of

March 15, 2003, approximately 600 employees, including executive officers, were eligible to participate in the Purchase Plan.

      Participation and Purchase of Shares. Participation in an Offering Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of the Offering Period (an “Entry Date”). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee’s compensation for any pay period during the Offering Period.

      No participant may purchase under the Purchase Plan shares of the Company’s common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company’s common stock on the first day of the Offering Period in which the shares are purchased), and the maximum number of shares subject to any Option may not exceed the limit set by the Board prior to the beginning of the Offering Period.

      On the last business day of each purchase period (an “Exercise Date” or “Purchase Date”) during an Offering Period, the Company issues to each participant in the Offering Period the number of shares of the Company’s common stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant’s Option for that Offering Period. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company’s common stock on the Entry Date or on the Exercise Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on the NASDAQ National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period.

      Merger, Liquidation, Other Corporation Transactions. In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding Options shall be deemed exercisable on such date or (3) all outstanding Options shall terminate and the accumulated payroll deductions shall be returned to the participants.

      Termination or Amendment. Subject to stockholder approval, the Board has amended the Purchase Plan to extend its term by ten years with an expiration date of May 19, 2014, unless earlier terminated by the Board, or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of the Company’s stockholders is required for any amendment which materially increases the number of shares authorized for issuance under the Purchase Plan, materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to participants, reduces the purchase price of Options, or extends the term of the Purchase Plan.

Summary of United States Federal Income Tax Consequences

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Entry Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Entry Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date is recognized as ordinary income in the year of the participant’s death.

      If the exercise of an Option does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Option will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Option, will be treated as a capital gain or loss, as the case may be.

      A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Short-term capital gains are generally subject to the same tax rates as ordinary income, while long-term capital gains are currently subject to a maximum tax rate of 20%.

      If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

Vote Required and Recommendation of the Board of Directors.

      Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non votes will each be counted as present for purposes of determining the presence of a quorum.

      The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.

      The Board unanimously recommends a vote FOR approval of the amendment and restatement of the Purchase Plan to renew the plan term by ten years with an expiration date of May 19, 2014 and to approve an increase in the number of shares reserved for issuance under the Purchase Plan by 1,500,000 shares.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent public accountants for the year ending December 31, 2004. Representatives of PwC are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of PwC as the Company’s independent public accountants is not required by the Company’s Bylaws or otherwise. The Company is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interests of the Company and its stockholders.

      See “Report of the Audit Committee” for further information concerning services provided by and fees paid to PwC in fiscal 2003.

Vote Required and Recommendation of the Board of Directors.

      The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

      The Board unanimously recommends a vote FOR the ratification of the appointment of PwC to serve as the Company’s independent public accountants for the year ending December 31, 2004.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

      Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by the Company at its offices no later than December 14, 2004, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement for that meeting.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2004 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ LUDGER VIEFHUES

Ludger Viefhues,
Secretary

April 13, 2004

Appendix A

MATTSON TECHNOLOGY, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

I.     Statement of Policy

      This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Mattson Technology, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

      The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement, of the Company’s independent auditor, review the performance of the Company’s internal audit function (if applicable) and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

      The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.     Organization and Membership Requirements

      The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The NASDAQ Stock Market, provided that one director who does not meet the independence criteria of NASDAQ, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of NASDAQ. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or of any subsidiary of the Company, other than a director who meets the independence requirements of The NASDAQ Stock Market.

      Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

      The members of the Committee shall be appointed by the Board on the recommendation of the Nominating Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.     Meetings

      The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management, internal auditors and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.     Committee Authority and Responsibilities

      To fulfill its responsibilities and duties, the Committee shall:

     A.     Oversight of the Company’s Independent Auditor

      1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

      2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

      3. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five (5) years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

      4. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above

      5. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

      6. Approve as necessary the termination of the engagement of the independent auditor.

      7. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information, and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.

      8. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies and Processes

      1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K

      2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

      3. Review and discuss with management the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

      4. Review and discuss earnings press releases.

      5. Periodically meet separately with management, with internal auditors and with the independent auditor.

      6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

      7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor the attestation to and report on the assessment made by management, and consider with management, the internal auditors and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

      8. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

      9. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

      10. Review any analyses prepared by management and/or the independent or internal auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

      11. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

      12. If the Company has internal auditors: (a) Review the appointment and replacement of the internal auditors; (b) Review the significant reports to management prepared by the internal auditors; and (c) Discuss with management and the internal auditors the internal auditors’ responsibilities, budget and staffing and the planned scope of internal audits.

C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

      1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

      2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

      3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

      4. Adopt a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct.

      5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

      6. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

      7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      8. Review with the Company’s general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Conduct.

      9. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

      10. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

      11. Review and reassess the Charter’s adequacy at least annually.

PROXY
MATTSON TECHNOLOGY, INC.
47131 Bayside Drive, Fremont, California 94538

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David Dutton and Ludger Viefhues (the “Proxies”), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote all of the shares of common stock of Mattson Technology, Inc. (the “Company”) held of record by the undersigned on March 25, 2004, at the Annual Meeting of Stockholders to be held on May 19, 2004 or any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 13, 2004, receipt of which is hereby acknowledged, and in their discretion upon such other matters as may properly come before the meeting.

1.	To elect the following directors as Class I directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as written to the contrary below)

Kenneth Kannappan
William Turner

     To withhold authority to vote for any nominee, print that nominee’s name in the space provided below:

2.	To approve the amendment and restatement of the Company’s 1994 Employee Stock Purchase Plan to renew the plan term by ten years with an expiration date of May 19, 2014 and to approve an increase in the number of shares reserved for issuance thereunder by 1,500,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of PricewaterhouseCoopers LLC as the Company’s independent accountants for the year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.

     Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:___________________________________________________ 2004

Signature

Signature if held jointly

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

To Our Shareholders:

Despite a tough business environment, 2003 was a very positive year for Mattson.

Throughout 2003, the global semiconductor capital equipment industry contended with ongoing difficult business conditions. During this challenging time, the Mattson team focused on executing our business strategies to improve our operating leverage and deliver “best-of-breed” products and services.

A Turnaround Year

In 2003, we delivered exceptional improvements in our financial results and in our products. We met our key financial and business objectives:
•	Reduced operating expenditures and achieved profitability in the fourth quarter of 2003
•	Customers ramped our Aspen III Highlands low-k/copper strip system for 90 nanometer (nm) production and began volume production of our next-generation RTP tool
•	Gained sales momentum in our core markets
•	Achieved a bookings trend higher than the overall industry average

These significant accomplishments were achieved during a year in which we realigned our operating structure, enhanced our balance sheet and strengthened our product development programs. Our focused strategies are working and have helped us to navigate our business through the downturn. The key strategies that are helping our new business model to succeed include:
•	Extend Technology Leadership in core segments of strip and RTP
•	Strengthen Customer Collaborations and Partnerships to build Customer Loyalty
•	Achieve Operational Excellence through improved flexibility and efficiencies

Technology Leadership

Mattson is a global technology leader in our key markets of photoresist strip and rapid thermal processing (RTP). We intend to extend this leadership by continuing to develop innovative products and processes that deliver “results on the wafer” to our customers. During the year, we made significant product advances and built upon our leading product positions in strip and RTP.

Front-end-of-line photoresist processing requires high strip rates at very low cost of ownership (CoO). We are the industry’s bulk strip leader and are focused not only on innovating advanced technology but also on improving the reliability and productivity advantages of our existing systems. In 2003, we improved our inductively coupled plasma technology in our strip products to achieve even higher throughput across all strip applications. Our enhanced system achieved beta acceptance at a leading 300 millimeter (mm) Taiwanese foundry customer, and it is planned to go into the initial stages of production ramp in early 2004.

In 2003, we saw strong momentum in the back-end-of-line strip area, where very precise cleaning of the critical metal interconnect area is required. Our Aspen III Highlands system is currently in use in high-volume 130 nm production by chip-makers transitioning to copper and is being ramped for 90 nm production on 300 mm wafers. The Highlands is in development use for 65 nm low-k strip processes, and we are collaborating closely with our customers to expand its existing processing capabilities for next-generation applications. We continue to secure new customer wins and receive repeat production orders for the Highlands, a testament to its product performance and low total CoO.

2003 was a very positive year for Mattson.....we delivered exceptional improvements in our financial results and in our products.

Mattson is a global technology leader in our key markets of photoresist strip and rapid thermal processing (RTP).

Over the year, we also saw market success for our RTP products. Our 3000 series continued to gain acceptance with new customers in the 300 mm DRAM arena. We expanded our offering into the oxidation process area with our 3000 Steam product. Our 3000 Plus, introduced in 2002, gained significant momentum with foundry customers and was chosen by International SEMATECH for baseline control processes and the testing of new materials in advanced transistor development.

The beta units of our newest-generation RTP tool delivered excellent results in 130 nm applications at our first customer sites. In late 2003, we began to ship production units of this latest-generation RTP tool, securing orders from Europe, Taiwan and Japan, evidence of the tool’s significant productivity and processing advantage. Customers are now ramping this tool for 90 nm processes and have also validated the production capability of this leading-edge RTP tool for advanced 65 nm technology node applications.

Leadership in Industry Technology Transitions

The semiconductor industry strives to build smaller, faster and cheaper chips that provide greater functionality at lower costs to support the proliferation of new electronic devices. Three key technology transitions affecting the industry’s ability to accomplish this gained significant momentum over the last year:
•	The move from 200 mm to 300 mm wafers
•	The migration toward deep sub-micron technology nodes
•	The introduction of new materials, such as copper and low-k (or capacitance) dielectrics.

During the year, semiconductor companies ramped production of chips based on sub-100 nm designs, increased production capacity for 300 mm and expanded their use of copper interconnects. We are collaborating closely with our customers to help them overcome the challenges of these next-generation processes.

We do business with most of the world’s 300 mm fabs, and many future adopters are already our customers. In 2003, we continued to build upon our leading 300 mm position and expanded our customer base with new design wins for our advanced products. Our 300 mm sales and bookings grew significantly, and we believe that this will translate into further market share gains.

Customer Relationships

Mattson Technology has a reputation as a dependable high quality supplier. Our customers turn to us because we provide dry strip and RTP solutions that enable them to achieve greater productivity, higher throughput, better yields and improved process repeatability. To achieve this, we work closely with our global customers to ensure that we remain responsive to their product and processing needs. We develop process and product technology roadmaps that are aligned to our customers’ future technical and production requirements, enabling them to transition to new and more advanced technologies and device architectures.

Penetrating Growth Markets

We have established strong customer relationships with the top semiconductor manufacturers, and our customer-centric culture and product leadership is enabling us to win new customers, penetrate new markets, attain preferred vendor status and build loyalty. In 2003, we experienced stronger demand in our markets across geographic regions and expanded our market presence by securing key new customer wins for our products in the US, Japan, Taiwan and China for both logic and memory applications.
In 2003, we continued to build upon our leading 300 mm position and expanded our customer base with new design wins for our advanced products.

Our customers turn to us because we provide dry strip and RTP solutions that enable them to achieve greater productivity, higher throughput, better yields and improved process repeatability.

We have established strong customer relationships with the top semiconductor manufacturers, and our customer-centric culture and product leadership is enabling us to win new customers, penetrate new markets, attain preferred vendor status and build loyalty.

China is poised to become the second largest market for consumer chips by 2010. We have continued to invest in this growth market, and our global support infrastructure and proven technology should enable us to increase our market penetration and extend our strategic customer relationships with leading foundries in this rapidly developing area.

Operational Excellence

Cyclically Flexible Enterprise
Mattson is focused on increasing operational efficiencies, reducing costs and preparing operations to respond quickly to the peaks and valleys of our cyclical industry. Our new cyclically flexible enterprise (CFE) business model is focused on generating operating profits across industry conditions and leveraging our supply chain infrastructure for improved flexibility. During the recent downturn, we outsourced noncritical and noncore processes and R&D to capable outside solutions providers who specialize in these areas as a primary focus and who can help us to meet peak demand more cost-effectively during an industry upcycle. This strategy of expanding our sphere of capability through collaborative partnerships allows us to concentrate our resources on the areas that help us to win competitively: critical technologies in strip and RTP.

Our CFE outsourced manufacturing model has been a key driver of our operational improvement. Our manufacturing partner is successfully increasing production of our 200 mm strip and RTP systems to meet increasing product demand. In 2003, Mattson’s excellent quality systems and operations helped us to achieve the International Organization for Standardization (ISO) 9001:2000 global certification for all Mattson operations. We expect our restructured and strengthened business model to provide further leverage.

Financial Results

We have focused on coming out of the recent downturn profitable and financially and operationally healthy. We executed well in 2003 and achieved many financial milestones that we will continue to build on in the next year:
•	Exceeded our projection for breakeven results in the fourth quarter, with $0.02 EPS
•	Increased revenues over 40% from the second quarter to $43.4 million in the fourth quarter
•	Decreased operating expenses for 4 consecutive quarters from $25.6 to $16.6 million
•	Increased revenue per employee by 62% for the fourth quarter compared to the second quarter
Our crisp execution and focus on cost reduction and profitability also translated into a strengthened balance sheet, additional margin growth, cost-structure improvements and increased manufacturing efficiencies.

Our steadily improved financial results each quarter in 2003 reflect the steps we took to streamline our operations and the inherent benefits of our CFE business model and outsourcing initiatives. We remain focused on achieving additional margin improvements and reducing peak-to-trough volatility by further lowering our cost structuring while enhancing operational efficiencies to improve profitability as we emerge from the recent technology downturn.

Future Growth and Market Opportunities

Over the past two years, we worked toward repositioning our business. In 2003, we followed through on the commitments we made: cutting our cost structure and restoring the company to profitability. We believe that we have established a solid foundation for the company.

Our new cyclically flexible enterprise (CFE) business model is focused on generating operating profits across industry conditions and leveraging our supply chain infrastructure for improved flexibility.

In 2004, our focus will be on growth of our business through global market expansion and strengthened technology leadership in the 90 nm and 300 mm transitions. We believe our technology leadership in strip and RTP strategically positions us to benefit from the next investment cycle as the demand for advanced chips increases and investment in leading-edge capacity resumes.

We plan to capitalize on our opportunities for growth in 2004 while continuing to build a business enterprise that generates increasing value for all of our stakeholders.

David L. Dutton
President and Chief Executive Officer

Robert B. MacKnight
Chief Operating Officer

Ludger H. Viefhues
Chief Financial Officer

This letter to Shareholders contains forward-looking statements regarding, among other matters, industry and technology trends, including migration toward 300 mm wafer processing and reductions in device geometries, the comparative advantages we expect our products to have, our expectations of increased sales of new and current products, anticipated market share gains, future market opportunities and growth in China, and our expectations and strategies for improvement in the Company’s future financial performance. Forward-looking statements address matters which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition to the general risks associated with the development of complex technology, future results of the Company will depend on a variety of factors, including the timing of significant orders, the ability of the Company to bring new systems to market, the timing of new product releases by the Company’s competitors, slowdowns in the semiconductor industry, the Company’s ability to control its costs, and other competitive factors. The Company’s most recent Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission, include further discussion of risks and uncertainties regarding the Company’s business.

In 2004, our focus will be on growth of our business through global market expansion and strengthened technology leadership in the 90 nm and 300 mm transitions.